CERTIFICATE OF AMENDMENT

                                     of the

                          CERTIFICATE OF INCORPORATION

                                       of

                     PERFORMANCE TECHNOLOGIES, INCORPORATED

               Duly Adopted in Accordance with Section 242 of the
                        Delaware General Corporation Law

               PERFORMANCE TECHNOLOGIES, INCORPORATED, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"),

         DOES HEREBY CERTIFY:

I. The present name of the Corporation is Performance Technologies, Incorporated and the date of the filing of the original Certificate of Incorporation with the Secretary of State of the State of Delaware was the 20th day of February, 1981.

II. The restated Certificate of Incorporation of the Corporation is hereby amended by the following resolution of the Board of Directors and Shareholders of the Corporation:

                  RESOLVED, that the restated Certificate of Incorporation of the Corporation be, and it hereby is, amended to increase the number of authorized shares by deleting paragraph FOURTH of the Restated Certificate of Incorporation in its entirety and substituting in lieu thereof the following:

                           FOURTH:  The amount of total authorized capital stock
                  of the Corporation is divided into 50,000,000 common shares with a par value of one cent ($.01) per share and 1,000,000 shares of Preferred Stock with a par value of one cent ($.01) as provided by Article "TENTH".

III. That the amendment of the Restated Certificate of Incorporation herein certified has been duly adopted by the vote of the holders of a majority of shares of the Corporation's common stock at a Special Meeting held on February 9, 2000, in accordance with the provisions of
         Section 242 of the General Corporation Law of the State of Delaware.

IV. That the capital of the Corporation shall not be reduced under or by reason of said amendment

               IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by Donald L. Turrell, its Chief Executive Officer and President, and Kenneth R. Donaldson, its Secretary, as of the 9th day of February, 2000 and they each hereby affirm the truth of the statements contained herein under penalties of perjury.

                               /s/Donald L. Turrell
                              --------------------
                               Donald L. Turrell,
                             Chief Executive Officer
                                  and President

                            /s/Kenneth R. Donnaldson
                            ------------------------
                              Kenneth R. Donaldson,
                                    Secretary